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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                   PrimaCom AG
--------------------------------------------------------------------------------
                                (Name of Issuer)


                             Ordinary Bearer Shares
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 741 54N 108/+/

/+/ CUSIP number of American Depositary Shares which are quoted on NASDAQ NMS. Ordinary Bearer Shares are not publicly traded in the United States.
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 18, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

      [ ] Rule 13d-1(b)
      [x] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)



                                       1


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CUSIP No. 741 54N 108/+/            13G                     Page 2 of 4 Pages
--------------------------------------------------------------------------------
(1)   Names of Reporting Persons. I.R.S. Identification Nos. of Above
      Persons (entities only)

         Wolfgang Preuss
--------------------------------------------------------------------------------
(2)   Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [ ]
      (b)  [ ]
--------------------------------------------------------------------------------
(3)   SEC Use Only
--------------------------------------------------------------------------------
(4)   Citizenship or Place of Organization

      Federal Republic of Germany
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

(5)   Sole Voting Power

      3,200,000
--------------------------------------------------------------------------------
(6)   Shared Voting Power

      -0-
--------------------------------------------------------------------------------
(7)   Sole Dispositive Power

      3,200,000
--------------------------------------------------------------------------------
(8)   Shared Dispositive Power

      -0-
--------------------------------------------------------------------------------
(9)   Aggregate Amount Beneficially Owned by Each Reporting Person

      3,200,000
--------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      [ ]
--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     16.22%
--------------------------------------------------------------------------------
(12)  Type of Reporting Person (See Instructions)

      IN
--------------------------------------------------------------------------------


                                       2
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CUSIP No. 741 54N 108/+/            13G                     Page 3 of 4 Pages

SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(d)

Item 1(a). Name Of Issuer:

           PrimaCom AG

Item 1(b). Address of Issuer's Principal Executive Offices:

           Hegelstrasse 61
           55122 Mainz
           Germany

Item 2(a). Names of Persons Filing:

           Wolfgang Preuss

Item 2(b). Address of Principal Business Office or, if none, Residence:

           Wolferweg 3
           56841 Traben-Trarbach
           Germany

Item 2(c). Citizenship:

           Federal Republic of Germany

Item 2(d). Title of Class of Securities:

           Ordinary Bearer Shares of PrimaCom AG

Item 2(e). CUSIP Number:

           741 54N 108/+/

Item 3. This statement is filed pursuant to Rules 13d-1(c).

           Not applicable.

Item 4. Ownership

      (a)  Amount Beneficially Owned:

           3,200,000

      (b)  Percent of Class:

           16.22%

      (c)  Number of shares as to which the person has:

           (i)   sole power to vote or direct the vote:    3,200,000

           (ii)  shared power to vote or direct the vote:  0

           (iii) sole power to dispose or to direct the
                 disposition of:                           3,200,000

CUSIP No. 741 54N 108/+/           13G                     Page 4 of 4 Pages


           (iv)  shared power to dispose or to direct the disposition of:  0

Item 5. Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8. Identification and Classification of Members of the Group.

           Not applicable.

Item 9. Notice of Dissolution of Group.

           Not applicable.

Item 10. Certification.

           Not applicable.




                                    SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                             Date: February 11, 2000





By: /s/  Wolfgang Preuss
    ---------------------------
         Wolfgang Preuss









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